UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2012

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Stemmons Freeway, Suite 176
Dallas, TX 75207
(Address of principal executive offices) (Zip Code)

(214) 905-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  REGULATION FD DISCLOSURE
         -------------------------------------------------------------

As of October 25, 2012, we entered into a preferred stock and warrant purchase agreements (the “Purchase Agreement”) with accredited investors whereby we agreed to sell certain units to these investors. Each unit consists of one share of newly issued Access Series B convertible preferred stock, par value $0.01 per share (“Series B Convertible Preferred Stock”) and a warrants in a private placement with existing investors. The Series B Convertible Preferred Stock is convertible into common stock at $0.50 per share, and the unit provided for 100% warrant coverage with an exercise price of $0.50 per share and a term of six years. The units will be issued at a price of $0.50 per unit. The financing consisted of approximately $4.3 million of new investment and the conversion of approximately $5.3 million of outstanding dividends payable.

Common Stock Purchase Warrants

The Warrants issued upon closing will be exercisable for an aggregate of up to approximately 19.2 million shares of our Common Stock at an exercise price of $0.50 per share. Under certain circumstances, the warrants can also be exercised on a cashless basis. The warrants will expire six years from the date of issuance. The warrant exercise price is subject to adjustment, under certain circumstances, including an equitable adjustment for stock splits, dividends, combinations, reorganizations and the like.
The preceding discussion is qualified in its entirety by, and is subject to, the full text of the Purchase Agreement and the Form of Warrant.

Agreements will be filed separately as exhibits to a Form 8-K that will be filed by the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
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(c) Exhibits

Number	Title

10.1	Press Release dated October 25, 2012 entitled “Access Pharmaceuticals Announces Private Placement Financing of $10.0 Million”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access Pharmaceuticals, Inc.
(Registrant)

By:   /s/ Stephen B. Thompson
       ------------------------------
       Stephen B. Thompson
       Vice President and
       Chief Financial Officer

Dated  October 25, 2012

2

EXHIBIT INDEX

Number	Title

10.1	Press Release dated October 25, 2012 entitled “Access Pharmaceuticals Announces Private Placement Financing of $10.0 Million”.